Exhibit No. 10.9

BONUS AGREEMENT

Agreement made as of the 22nd day of August, 2005, between UNITED RETAIL INCORPORATED, a Delaware corporation, with principal offices at 365 West Passaic Street, Rochelle Park, New Jersey 07662-6563 (the “Company”) and ROSE PANICALI residing at 3 Colts Run, Marlboro, New Jersey 07746 (the “Executive”).

WHEREAS, the Executive has been hired by the Company as its Vice President/GMM-AVENUE BODY®; and

WHEREAS, the Company desires to give the Executive an incentive to increase sales of body merchandise, on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions.

“Body Merchandise” shall mean merchandise sold by the Company for the following departments: sleepwear, hosiery, panties, bras and shapewear.

“Margin Dollars” shall mean selling margin dollars (margin dollars without vendor allowance) per average store from sales in any period of two consecutive six-month seasons (a “Measuring Period”) of Body Merchandise determined by the Chief Financial Officer of the Company, whose determination shall be final and binding on the Executive and the Company.

“Protected Information” shall mean trade secrets, confidential or proprietary information, and all other knowledge, know-how, information, documents or materials, owned or developed by the Company, or otherwise in the possession of the Company, whether in tangible or intangible form, pertaining to the business of the Company, the Confidentiality of which the Company takes reasonable measures to protect, including, but not limited to, the Company’s research and development operations, identities and habits of customers and prospective customers, suppliers, business relationships, products (including prices, costs, sales or content), processes, techniques, contracts, financial information or measures, business methods, future business plans, data bases, operating procedures, knowledge of the organization, and other information owned, developed or possessed by the Company; provided, however, that Protected Information shall not include information that shall become generally known to the public or the trade without violation of Section 5.

“Term” shall mean the period ending on August 1, 2010.

“Unauthorized” shall mean: (i) in contravention of the Company’s policies or procedures; (ii) otherwise inconsistent with the Company’s measures to protect its interests in its Protected Information; or (iii) in contravention of any duty existing under law or contract.

2.

Representation, Warranty and Covenant of Executive. The Executive represents, warrants and covenants to the Company that she is not and will not become a party to any agreement, contract or understanding, whether employment or otherwise, which would in any way restrict or prohibit her from undertaking or performing her employment.

3.

Representation, Warranty and Covenant of the Company. The Company represents and warrants that this Agreement constitutes a valid and legally binding obligation of the Company enforceable in accordance with the terms herein set forth, except to the extent that the enforceability of this Agreement may be affected by bankruptcy, insolvency, reorganization, moratorium, or similar laws or equitable principles affecting creditors’ rights generally.

4.	Super Bonus Compensation.

  Subject to the provisions of paragraph (b) below and in addition to bonus payments that may otherwise be earned pursuant to the Incentive Compensation Program as in effect from time to time, the Executive shall be paid the following cash bonuses, subject to strict satisfaction of the following conditions:

(i)	if Margin Dollars during a relevant Measuring Period before the end of the Term exceed:

(A)	$80,000, then the Executive shall be paid a one-time bonus of $100,000;

(B)	$100,000, then the Executive shall be paid an additional one-time bonus of $100,000; and

(C)	$120,000, then the Executive shall be paid a third one-time bonus of $100,000 (the maximum total of all bonuses combined being $300,000);

(ii)	at all times from the date of this Agreement to the end of the applicable Measuring Period and for three months thereafter the Executive shall have been employed by the Company and shall have been either at work, on vacation or receiving temporary disability benefits for a condition other than Permanent Disability ("Employed");
  Paragraph (a) above to the contrary notwithstanding, in the event of an Acquisition or Merger, the parties shall negotiate in good faith to adjust the target Margin Dollars appropriately.
  Each bonus shall be payable, without interest, three months after the end of the applicable Measuring Period.

5.     Restrictive Covenants and Confidentiality.

  The Executive agrees that she shall not solicit, raid, entice, encourage or induce any person who at any time within one year prior thereto shall have been an employee of the Company to become employed by any person, firm or corporation, and the Executive shall not approach any such employee for such purpose or authorize or knowingly approve the taking of such actions by any other person, firm or corporation or assist any such person, firm or corporation in taking such action. The Executive shall be bound by the provisions of Section 5(a), and shall perform her obligations pursuant to Section 5(a), during her employment and for 12 months thereafter.
  During her employment and thereafter, the Executive will not use, disclose or divulge, furnish or make accessible to anyone, directly or indirectly, any Protected Information in any Unauthorized manner or for any Unauthorized purpose, provided, however, that in the event that the Executive is required to disclose any Protected Information by court order or decree or in compliance with the rules and regulations of a governmental agency or in compliance with law, the Executive will provide the Company with prompt notice of such required disclosure so that the Company may seek an appropriate protective order and/or waive the Executive's compliance with the provisions of this Section 5 and provided, further, that if, in the absence of a protective order or the receipt of a waiver hereunder, the Executive is advised by her counsel that such disclosure is necessary to comply with such court order, decree, rule, regulation or law, she may disclose such information without liability hereunder.
  The Executive agrees that all processes, techniques, know-how, inventions, plans, products, and devices developed, made or invented by the Executive, alone or with others in connection with the Executive's employment hereunder, during her employment, shall become and be the sole property of the Company unless released in writing by the Company.
  The provisions of this Section 5 shall survive the termination of the Executive's employment, irrespective of the reason therefor.
  The Executive acknowledges that the services to be rendered by the Executive are of a special, unique and extraordinary character and, in connection with such services, the Executive will have access to confidential information vital to the Company's business. By reason of this, the Executive consents and agrees that if the Executive violates any of the provisions of this Section 5, the Company would sustain irreparable harm and, and therefore, in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company shall be entitled to an injunction from any court of competent jurisdiction restraining the Executive from committing or continuing any such violation of this Section 5. The Executive acknowledges that damages at law would not be an adequate remedy for violation of this Section 5, and the Executive therefore agrees that the provisions of this Section 5 may be specifically enforced against the Executive in any court of competent jurisdiction. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from the Executive.
6.

Deductions and Withholding. The Executive agrees that the Company shall withhold from bonuses all Federal, state, local and/or other taxes which the Company determines are required to be withheld in accordance with applicable statues and/or regulations from time to time in effect.

7.

Mutual Non-Disparagement. Neither the Executive nor the Company will make or authorize any public statement disparaging the other in its or her business interests and affairs. Notwithstanding the foregoing, neither party shall be (i) required to make any statement which it or she believes to be false or inaccurate, or (ii) restricted in connection with any litigation, arbitration or similar proceeding or with respect to its response to any legal process. The provisions of this Section 7 shall survive the termination of the Executive’s employment, irrespective of the reason therefor.

8.	Governing Law. This Agreement shall be subject to, and governed by, the internal laws of the State of New Jersey.

9.

Assignability. The Executive may not, without the Company’s written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein. Any such attempted delegation or disposition shall be null and void ab initio and without effect.

10.

Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, to the other party hereto at her or its address as set forth at the beginning of this Agreement and, in the case of the Company, addressed to the attention of its General Counsel. Either party may change the address to which notices, requests, demands and other communications hereunder shall be sent by sending written notice of such change of address to the other party.

11.

“At Will” Employment. This Agreement does not create any right to continued employment by the Executive. Employment shall be “at will” and may be terminated without cause at any time by the Executive or by the Company, without any entitlement to future payment of the bonuses.

12.	Counterparts. This Agreement may be executed in one or more counterparts, which shall collectively and separately, constitute one agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement in multiple originals.

UNITED RETAIL INCORPORATED By: /s/ RAY BROWN Ray Brown Title: Vice President-Associate Services /s/ ROSE PANICALI Rose Panicali